Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 8, 2018, by and between Varonis Systems Ltd., an Israeli corporation (the “Company”), and David Bass (“Executive”), to be effective on the Effective Date (as defined below). Where the context permits, references to “the Company” shall include the Company and any successor of the Company.
W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated January 29, 2005, as amended from time to time (the “Original Agreement”), pursuant to which Executive currently serves as Senior Vice President of Engineering of the Company;

WHEREAS, the Company desires to engage Executive and Executive represents that he has the requisite skills, qualifications and knowledge to serve in the position of Executive Vice President of Engineering and Chief Technology Officer; and

WHEREAS, upon March 1, 2018 (the “Effective Date”), the Company and Executive mutually desire to terminate the Original Agreement and enter into this Agreement, which sets forth the terms and conditions of Executive’s employment as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.SERVICES AND DUTIES. As of the Effective Date, Executive shall serve as Executive Vice President of Engineering and Chief Technology Officer and in such position shall have the duties, responsibilities and authority commensurate with the status of an individual holding such position in a company similarly situated to the Company and shall render services consistent with such position. In all cases, Executive shall be subject to the supervision and authority of, and shall report to, the Chief Executive Officer and Board of Directors of Varonis Systems, Inc. (the “Board of Directors”). While employed by the Company, Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to periods of vacation and sick leave to which he is entitled pursuant to this Agreement and applicable law and in accordance with the Company’s policies in effect at such time. Notwithstanding the foregoing, nothing herein shall preclude Executive, so long as Executive delivers advance written notice to the Company, from participating in or serving on the board of directors or similar governing body of a corporation or other business entity (other than a business entity in a competitive business as described in Section 6(c) below) or of charitable, religious, social or educational organizations in so far as such participation or service does not unreasonably interfere, individually or in the aggregate, with Executive’s performance of his obligations to the Company. Executive agrees to discharge his duties diligently, faithfully and in the best interests of the Company. Notwithstanding the foregoing or anything else contained in this Agreement, the Company retains the right to terminate Executive’s employment at any time by providing Executive with a prior written notice in accordance with the provisions of Section 5 below (whether or not for Cause (as defined below)).

2.EMPLOYMENT TERM. Unless Executive’s employment shall sooner terminate pursuant to Section 5 of this Agreement, the Company shall employ Executive under the terms of this Agreement for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each (each, an “Extended Term”), unless Executive or the Company, as the case may be, at least ninety (90) days prior to the expiration of the Initial Term or any Extended Term, provides written notice to the other of its intention not to renew this Agreement. The period during which Executive is employed pursuant to this Agreement, including any Extended Term in accordance with the preceding sentence, shall be referred to as the “Term.”

3.COMPENSATION.

(a)    Salary. As compensation for Executive’s services to the Company, the Company shall pay Executive a gross monthly salary of NIS 102,650 (the “Salary”), which calculates to an annualized amount of NIS 1,231,800 per year (the “Annual Salary”). The Salary for each month shall be payable in arrears within nine (9) calendar days of the first day of the following calendar month. The Salary may be increased (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or solely to senior executives of the Company) during the Term in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors.

(b)    It is hereby clarified that as Executive is employed in a management position which requires a special degree of trust, the Hours of Work and Rest Law-1951, and any other law amending or replacing such law, does not apply to her or to her employment with the Company.

(c)    Withholding. Withholdings shall be deducted at source from any payments and benefits made by the Company to Executive according to any applicable law, including, but not limited to, Israeli income tax, National Security (“Bituach Leumi’’) and Health Tax. Executive shall bear any tax imposed in connection with the payments and benefits provided hereunder.

4.BENEFITS AND PERQUISITES.

(a)    Annual Leave. Notwithstanding any other policy, plan or program of the Company, Executive shall be entitled to 30 days of paid vacation per calendar year, which may be carried over one year to the extent not used in any given calendar year.

(b)    Sick Leave. Executive shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 1976.

(c)    Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by

Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(d)    Pension Arrangement. Executive is entitled to contributions to a Managers Insurance Policy (the “Policy”) or to a comprehensive pension plan (the “Pension Plan”), or a combination of the two, as may be selected by Executive, at the following monthly rates:

In the event Executive chooses a Policy: (i) 8.33% of the Salary towards severance pay component; and (ii) 6.5% of the Salary towards the savings and risk component and the loss of the earning capacity component, at the ratio detailed below (the “Employer’s Contributions”). The Employer’s Contributions shall include contributions to the loss of the earning capacity component at the lower of (i) 2.5% of the Salary; or (ii) a rate which is required to ensure 75% of the Salary. The Employer’s Contributions shall not: (a) include a contribution to the savings and risk component that is lower than 5%; and (b) exceed a total of 7.5%. The Company shall also deduct 6% of the Salary to be paid on Executive’s account towards the Policy.
In the event Executive shall choose a Pension Plan: (i) 8.33% of the Salary towards severance pay component; and (ii) 6.5% of the Salary towards the savings and risk component. The Company shall also deduct 6% of the Salary to be paid on Executive’s account towards the Pension Plan.
In any event, the Company shall not bear more that 7.5% of the Salary (for savings and risk component and loss of earning capacity component combined).
Executive shall be entitled to change his pension arrangement choice in accordance with and subject to the provisions of the law and subject to its compliance with the terms of the General Order (as defined below).
It is hereby agreed that the settlement regulated in the General Order as amended (attached as Exhibit A) published under section 14 of the Severance Pay Law 1963 applies. The Company’s contributions to Executive’s pension arrangement will therefore constitute Executive’s entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which Executive otherwise may have become entitled at law.
The Company waives all rights to have its payments refunded, unless Executive’s right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that Executive withdraw monies from the Policy in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.
(e)    Study Fund. The Company shall contribute 7.5% of the Salary (but in any event, not more than the ceiling recognized by the income tax authorities) towards a study fund (“Keren Hishtalmut”) (the “Study Fund”). Executive shall contribute 2.5% of the Salary (but in any event, not more than the ceiling recognized by the income tax authorities) towards the Study Fund (the sums contributed by Executive shall be deducted directly from the Salary by the Company). Executive shall bear any and all taxes applicable in connection with amounts payable by Executive and/or Company to the Study Fund.
(f)    Recreation Pay. Executive shall be entitled to recreation pay (“Dmey Havra-ah”) in accordance with the law.

(g)    Travel expense. A Dalkan (payment method for gas, which charges the Company directly) shall be placed in Executive’s private car, and he shall be entitled to use the Dalkan for an unlimited reasonable monthly amount. This benefit replaces Executive’s entitlement to travel expenses according to law.

(h)    Vesting of Equity Upon Change of Control. In the event of a Change of Control (as defined below), provided Executive has remained in continuous service of the Company or any affiliate or subsidiary of the Company, as of the effective date thereof, notwithstanding anything to the contrary in the applicable option or equity-incentive plans, including the Varonis Systems, Inc. 2005 Stock Plan, as amended (the “2005 Plan”), and the Varonis Systems, Inc. 2013 Omnibus Equity Incentive Plan, as amended from time to time (the “2013 Plan”), or award agreements thereunder, Executive shall be entitled to immediate vesting with respect to one hundred percent (100%) of the then-unvested portion of Executive’s outstanding equity-based awards (stock options, restricted stock units, performance stock units or other equity based awards, in each case, to the extent applicable).
“Change of Control” shall have the meaning ascribed to such term in the 2013 Plan.

5.TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the end of the Term; or (ii) the date of Executive’s death. In addition, Executive’s employment may be earlier terminated: (1) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) or by either Party at any time without Cause, by providing the other Party with a prior written notice period of 90 days; or (3) by Executive for “Good Reason” (as defined below), effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company; provided, however, that the Company may specify an earlier effective date for a termination effected pursuant to clauses (2) or (3) by providing Executive payment in lieu of notice according to law (i.e., Salary only).

(a)    For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than: (i) any accrued but unpaid Salary, payable as provided in Section 3(a) hereof; (ii) any accrued but unused annual leave, payable at the same time as the Salary and in accordance with Section 3(a) hereof; (iii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(c) hereof, payable in accordance with Section 4(c) hereof; and (iv) any accrued but unpaid recreation pay (collectively, the “Accrued Benefits”).

(b)    Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason and Section 5(c) is not then applicable, then Executive shall be entitled to (i) the Accrued Benefits payable as provided in Section 5(a) hereof; and (ii) an amount equal to one-half (0.5) times the Annual Salary as of the date of termination, payable in a lump sum on the 60th day following the date of termination, subject to Executive’s execution and non-revocation of a general release of claims relating to Executive’s employment and service as an officer with the Company in a form reasonably satisfactory to the Company (the “Release”) within thirty (30) days following the date of termination (or such longer period as may be required by applicable law for the effectiveness of the Release).

(c)    Termination in Connection with a Change in Control. If Executive’s employment hereunder is terminated (i) by the Company other than for Cause or (ii) by Executive with Good Reason, in either case within one year following a Change in Control, then Executive shall be entitled to (i) the Accrued Benefits and (ii) upon Executive’s execution and non-revocation of the Release within thirty (30) days following the date of termination (or such longer period as may be required by applicable law for the effectiveness of the Release), an amount equal to one (1) times the Annual Salary as of the date of termination, payable in a lump sum on the 60th day following the date of termination.

(d)    Voluntary Resignation by Executive without Good Reason; Termination upon Death. If Executive voluntarily resigns his employment without Good Reason or if Executive’s employment is terminated by reason of Executive’s death, in lieu of any other payments or benefits, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to the Accrued Benefits only.

(e)    Expiration of Term. For the avoidance of doubt, upon the expiration of the Term in accordance with Section 2 hereof, the parties’ obligations hereunder, other than with respect to the provisions set forth in Sections 6, 7 and 8 hereof, shall expire.

(f)    Clawback. Notwithstanding anything herein to the contrary, if (A) Executive breaches any of the restrictive covenants set forth in Section 6 hereof or any other restrictive covenants (including those restrictive covenants contained in the Restrictive Covenant Agreement) and (B) the Company provides Executive with written notice of such breach, the Company shall not be required to pay any amount pursuant to Section 5(b) or Section 5(c) and the Company shall have the right to require Executive (and any heir, representative, successor or assign of Executive) to repay any amount previously paid to Executive pursuant to Section 5(b) or 5(c).

(g)    Definitions. For purposes of this Agreement:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee which is materially injurious to the financial condition or business reputation of the Company; (ii) Executive’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct; (iv) Executive’s willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company; (v) Executive’s willful and material violation of any written policies of the Company; (vi) Executive’s material breach of any obligations under any material written agreement or covenant with the Company; or (vii) Executive’s continued failure to perform his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are corrected by the Company within thirty (30) days following written notification by Executive (which written notice must be delivered within thirty (30) days following the date Executive becomes aware of the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (i) any material reduction in Executive’s title, duties, authorities, or responsibilities; (ii) any material breach by the Company of any agreement between the Company and Executive; (iii) any material reduction in the Salary (including, once Executive’s Salary is increased, any material reduction in Executive’s Salary below such increased amount) other than, in each case, an across-the-board reduction that applies to all employees or solely to senior executives of the Company; or (iv) any relocation of Executive’s principal place of employment to a location more than fifty (50) miles outside of Varonis Systems, Inc. or Company’s headquarters in New York, New York or Herzliya, Israel, respectively.

“Restrictive Covenant Agreement” means the Confidential Information and Invention Assignment Undertaking entered into between Executive and the Company, as the same may be amended or replaced from time to time or any successor agreement.

(h)    Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s subsidiaries or Affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

6.COVENANTS.

(a)    Non-Solicitation of Employees and Contractors. Executive agrees that during the term of his employment and for a period of twelve (12) months following Executive’s termination of employment for any reason, whether such termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, without the prior written consent of the Company, whether or not such action is initiated by Executive: (i) solicit, encourage or attempt to solicit or encourage any employee or contractor of the Company to terminate such work relationship, (ii) solicit, encourage or attempt to solicit or encourage any employee or contractor of the Company to be employed by or provide services to any person or entity other than the Company, or (iii) hire, employ or engage any employee or contractor of the Company to work for a person or entity other than the Company. The foregoing obligations shall apply to any employee or contractor of the Company at the time Executive’s employment is terminated as well as any such individuals who, either coincident with or within twelve (12) months before the termination of Executive’s employment hereunder, terminated their employment or engagement with the Company.

(b)    Non-Interference With Business Relations. Executive agrees that during the term of his employment and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether such termination is initiated by the Company or Executive, he will not, directly or indirectly, without the prior written consent of the

Company, whether or not such action is initiated by Executive: (i) do anything or attempt to do anything to discredit or otherwise injure the reputation or goodwill of the Company;
(ii) solicit, induce, encourage or attempt to solicit, induce or encourage any party or any existing or prospective counterparty including, but not limited to, any advertiser, vendor, customer, employee, contractor, distributor, manufacturer or any other existing or prospective professional or business relation of the Company to not conduct business with the Company, divert away any business from the Company, or to cease, limit or reduce the level of business conducted between such business relation and the Company; or (iii) in any way interfere or attempt to interfere with the Company’s relationship with any party or existing or prospective counterparty, including, but not limited to, any advertiser, customer, employee, independent contractor, distributor, manufacturer or other professional or business relation of the Company.

(c)    Non-Competition. Executive agrees that during the term of his employment and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether such termination is initiated by the Company or Executive, he will not, directly or indirectly, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, contractor, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, creditor, or otherwise in any other capacity for, (ii) own, purchase, organize, or take preparatory steps for the organization or competition of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, advise, work or consult for or otherwise join, participate in or affiliate himself with, any business whose business, products or operations are competitive (including by planning or proposing to be competitive) with the Company’s data management and data protection business. The foregoing covenant shall cover Executive’s activities in every part of the world. Should Executive obtain other employment during his employment with the Company or within twelve (12) months immediately following the termination of his relationship with the Company, Executive agrees to provide written notification to the Company as to the name and address of his new employer, the position that he expects to hold, and a general description of his duties and responsibilities, at least five (5) business days prior to starting such employment.

(d)    Restrictive Covenant Agreement. Executive agrees and acknowledges that Executive has agreed to be bound by and comply with the terms, conditions and restrictions contained in the Restrictive Covenant Agreement.

(e)    Acknowledgement. Executive acknowledges and agrees that: (i) the business in which the Company is engaged is intensely competitive, (ii) Executive’s employment by the Company will require Executive to have access to, and knowledge of confidential information, which is of vital importance to the success of the Company, (iii) the disclosure or improper use of any confidential information could place the Company at a serious competitive disadvantage and could do them serious damage, financial and otherwise, (iv) Executive will develop relationships with clients and business partners pursuant to this Agreement at the time and expense of the Company, and (v) by Executive’s training, experience and expertise, Executive’s services to the Company are extraordinary, special and unique. Executive agrees and acknowledges that each restrictive covenant in this Section 6 (including, for all purposes of this Section 6(e), each restrictive covenant contained in the Restricted Covenant Agreement) is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, including the protection and continuity of the business and goodwill of the Company, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

(f)    Definition of “the Company” for Section 6. For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated Affiliates, including any entity which becomes Executive’s employer as a result of any transaction, reorganization or restructuring of the Company for any reason.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or an Affiliate. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from an Affiliate to accept employment with such Affiliate.

7.ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

8.GENERAL.

(a)    Privacy. By signing this Agreement, Executive consents, of his own free will and although not required to do so under law, that the information in this Agreement and any information concerning him gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining Executive’s right to privacy.

(b)    Monitoring. By signing this Agreement, Executive agrees that the Company may monitor her use of their Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy and guidelines as in force from time to time and subject to applicable law. For the purposes of this Section, the term “Systems” includes telephone, computers, computer system, internet server, electronic database and software, whether under Executive’s direct control or otherwise. Executive may use the Company’s Systems for reasonable personal use all subject to Company’s policy as in force from time to time.

(c)    Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:

To the Company:

Varonis Systems Ltd.
7 Shenkar St.
Herzliya, Israel 46733
Attention: General Counsel

To Executive:

at the address as it appears in the Company’s books and records or at such other place as Executive shall have designated by notice as herein provided to the Company.

(d)    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(e)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and Executive. As of the Effective Date, this Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof, including the Original Agreement. Executive represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(f)    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(g)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(h)    Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction. To the fullest extent permitted by law, the resolution of all disputes arising under, or relating to, this Agreement shall be governed by, and construed and enforced in accordance with, the arbitration provision of the Restrictive Covenant Agreement. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv in any dispute related to this Agreement.

(i)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(j)    Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(k)    Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(l)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(m)    Cooperation. Executive agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Executive’s possession or control arising out of his employment in a reasonable time, place and manner.

(n)    Electronic Salary Slips. By signing the below, Executive consents to receive the pay slips from the Company in an electronic manner. The pay slips will placed on a secure website and access to it may be gained through username and password that will be sent to Executive’s email address, that is provided to Executive by the Company. Executive waives his right to receive a hardcopy of the pay slip but he may withdraw such waiver in writing at any time. Executive will be entitled to request access to the pay slips according to law.

I ☐ agree ☐ don’t agree to section 8(n) above.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

VARONIS SYSTEMS LTD.	/s/ David Bass
By: /s/ Seth J. Gerson	David Bass
Name: Seth J. Gerson
Title: Vice President and General Counsel

EXHIBIT A

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments -

(A)
for Pension Funds are not less than 14.33% of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)
13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)
11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)
the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)
an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)
This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any Salary above the Exempt Wages.